EXHIBIT 99.1

Trump Entertainment Resorts, Inc. Board of Directors Names
CEO Robert F. Griffin as Chairman Succeeding Marc Lasry

-- Michael Elkins Named as New Director --

ATLANTIC CITY, N.J., January 11, 2013 -- Trump Entertainment Resorts, Inc. today announced that Robert F. Griffin has been named as Chairman of the Board of Directors of the Company, succeeding Marc Lasry, who has resigned from the Board effective February 28, 2013.  Mr. Griffin has served as Trump Entertainment’s Chief Executive Officer, and as a Board member, since 2010.

The Company also announced today that Michael Elkins of Avenue Capital Group has been named to the Trump Entertainment Board, to fill the vacancy created by Mr. Lasry’s departure.  Mr. Elkins’ appointment will be effective February 28, 2013 and will be subject to receipt of required regulatory approval from the State of New Jersey.

“Marc has been a strong leader of our Board of Directors since 2010, and, on behalf of the Board and our entire management team, I’d like to thank him for his service,” commented Mr. Griffin.  “At the same time, I welcome Mike Elkins as a new member of the Board and look forward to benefitting from his experience and expertise.”

“Trump Entertainment has made marked progress since reorganizing, which provides me with the opportunity to step down as Chairman,” said Mr. Lasry.  “I want to thank Bob for his leadership as CEO since 2010, and believe he will serve as an excellent Chairman of the Board as Trump Entertainment moves forward.”

Additional background on Robert Griffin and Michael Elkins

Mr. Griffin has more than 30 years of experience in the gaming and hospitality business.  Before joining the Company in November 2010, he was President and CEO of MTR Gaming Group, Inc., which owns and operates casino and racetrack facilities in West Virginia, Pennsylvania and Ohio. He became a member of MTR's Board of Directors in March 2010. Prior to joining MTR in 2008, Mr. Griffin served as Senior Vice President of Operations of Isle of Capri Casinos, Inc. from 2004 to 2008, where he was responsible for the operations of 16 casinos and racing facilities in the United States, Grand Bahamas and the United Kingdom. Mr. Griffin also served as Vice President/General Manager at several of Isle of Capri's properties from 1999 to 2003. Mr. Griffin previously held senior management positions at Trump Entertainment Resorts' Trump Marina Hotel Casino from 1992 to 1998.

Michael Elkins is a Portfolio Manager at Avenue Capital Group, where he is responsible for assisting with the direction of the investment activities of the Avenue U.S. Strategy.  Before joining Avenue, Mr. Elkins was a Portfolio Manager and Trader with ABP Investments U.S., Inc.  While at ABP, he was responsible for actively managing high yield investments using a total return-special situations overlay strategy. Prior to ABP, Mr. Elkins served as a Portfolio Manager and Trader for UBK Asset Management, after joining the company as a High Yield Credit Analyst.  Previously, Mr. Elkins was a Credit Analyst for both Oppenheimer & Co., Inc. and Smith Barney, Inc.  He received a B.A. in Marketing from George Washington University (1990) and an M.B.A. in Finance from the Goizueta Business School at Emory University (1994).

About Trump Entertainment Resorts

Trump Entertainment Resorts, Inc. owns and operates two casino resort properties: Trump Taj Mahal Casino Resort and Trump Plaza Hotel and Casino, both located on the Boardwalk in Atlantic City, New Jersey.  Together, at these properties, the Company operates over 4,100 slot machines, approximately 250 table games and over 2,900 hotel rooms.

Contact:	Brian Cahill
Trump Entertainment Resorts, Inc.
609.221.4643
Brian.Cahill@trump.com

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